INTERNATIONAL PRODUCT

DISTRIBUTION AGREEMENT

This Agreement made by and between the Parties:

1. Parties:

Supplier: REJUVEL Int'l, Inc.
150 SE 2nd Avenue
Suite 403
Miami, FL 33131

And

Distributor: Yöntem Cosmetics Dış Tic. Ltd. Sti.
Cihangir Mh. Kumrulu Sk. 14/5
Beyoğlu, Istanbul, Turkey

2. Product:

For the purpose of creating an International Product Distribution Agreement for the product known as REJUVEL and REJUVEL 3D

3. Territory:

TURKEY

By written agreement, the parties may amend this definition from time to time.

4. Purpose:

Yöntem Cosmetics Dış Tic. Ltd. Sti. desires to market the Product in the Territories determined on an exclusive basis. Yöntem Cosmetics Dış Tic. Ltd. Sti. may use the full range of direct marketing media, including home shopping, spot, long form television, print, catalog web and retail. To do this, Yöntem Cosmetics Dış Tic. Ltd. Sti. will modify and translate the Product's

English language to the related territory language. Additionally, Yöntem Cosmetics Dış Tic. Ltd. Sti. may introduce the product to their direct response and retail distributors in the Territory. Additional distributors to be approved in writing by supplier.

5. Grant:

Supplier grants Yöntem Cosmetics Dış Tic. Ltd. Sti. the exclusive right to advertise, promote, market and otherwise sell the Product in the Territory with all content to be approved by Supplier.

6. Term:

The Term of this Agreement shall be for a period of 3 years to evaluate the progress for renewal for 5-5 year options. The sales level to maintain exclusivity in the territory is 1,000 1.7 oz units per month during the 1st year and 2,000 1.7 oz. units per month during the second year of operation and 3,000 units per month in the third year upon the establishment of the company by Yöntem Cosmetics Dış Tic. Ltd. Sti. and/ or his partners. Unless earlier terminated pursuant to section 16.

At any time prior to the expiration, Yöntem Cosmetics Dış Tic. Ltd. Sti. shall notify Supplier in writing of its intention as to whether it will continue to market the Product in the "Territory". In the event, that Yöntem Cosmetics Dış Tic. Ltd. Sti. decides to release the Territory it will revert back to the Supplier.

7. Product Provision:

Supplier agrees to provide the Product to Yöntem Cosmetics Dış Tic. Ltd. Sti. at the price and configuration as defined in Exhibit A. The product will be sufficiently packaged as to make a quality representation. Supplier will deliver the packaged product boxed, palletized or packed in containers suitable for international shipment.

8. Exclusive Ownership:

Supplier warrants that they retain ownership and rights to the Product and singularly and solely grant the rights of exclusive distribution of the "Product" for the "Territory". Supplier also warrants that they retain ownership and rights to the television commercial, infomercial and/or DR spot (including usage rights for any music used in the commercial, infomercial and/or DR spot). Supplier further warrants that they grant those rights for use of said television commercial, infomercial and/or DR spot to Yöntem Cosmetics Dış Tic. Ltd. Sti. and/or their assignees, to assist in marketing the Product with written approval of supplier.

9. Payment:

Payment Terms and Payment Methods:

1) 50% of Purchase Order at time of order to start production, 50% paid prior to shipment.

2) Payment method shall be in form of a wire transfer (TT).

*Banking information for TT to be provided by supplier.

10. Warranties/ Quality:

Supplier represents and warrants that The Product supplied to Yöntem Cosmetics Dış Tic. Ltd. Sti. shall be free from defects in material and workmanship up to a 6 month period and expiration date will be for more than one year from shipping date. Supplier has no reason to believe that The Product is unsafe or not fit for the Product's intended purpose and will promptly make goods to reverse losses incurred due to supplying defective products.

In the event that defective product provided is of a substantial quantity in nature (substantial meaning above 2% of any given shipment), additional costs outside of product purchase price may be incurred such as but not limited to: freight, duties and taxes.

Supplier will comply with all verified defective product claims within the accepted time period of 60 days from receipt of all claims.

11. Order Fulfillment and Lead Times:

Supplier agrees to fulfill all orders within 1 week beginning from submission date of Purchase Order by Yöntem Cosmetics Dış Tic. Ltd. Sti. Failure by Supplier to fulfill orders within this lead time will be considered a breach of contract and Yöntem Cosmetics Dış Tic. Ltd. Sti. shall retain the rights to terminate this Agreement immediately and shall be entitled to a full refund of such orders from Supplier.

12. Marketing Materials:

Supplier shall provide Yöntem Cosmetics Dış Tic. Ltd. Sti. with certain approved advertising materials as outlined in Exhibit B (collectively the "Marketing Materials"), to assist Yöntem Cosmetics Dış Tic. Ltd. Sti. with the Product's marketing in the Territory. Yöntem Cosmetics Dış Tic. Ltd. Sti. has the right to alter, translate, dub, edit, modify or change the "Marketing Materials" provided (the "Altered Material") and use such "Altered Material" in connection with the Product distribution. Yöntem Cosmetics Dış Tic. Ltd. Sti. is responsible for all costs of

dubbing the "Supplier Materials" and any alterations they make with approval of supplier. Yöntem Cosmetics Dış Tic. Ltd. Sti. shall not use in any manner Supplier Materials or Advertising Materials outside the Territory.

13. Insurance:

During this Agreement's term and for a period of 12 months thereafter and any option periods, Supplier shall maintain product liability insurance. This insurance shall not be in an amount less than $1,000,000 per occurrence and $3,000,000 in aggregate and carry deductibles of $10,000 or less. Supplier shall list Yöntem Cosmetics Dış Tic. Ltd. Sti. as an additional named insured on such policy(s) and furnish proof of such inclusion within 30 days of this Agreement's full execution. Further, Supplier must inform Yöntem Cosmetics Dış Tic. Ltd. Sti. of any expiration of and/or change in the coverage of any policy within 30 days prior to the effective date of any change and/or expiration.

14. Indemnity:

Supplier hereby agrees to indemnify, defend and hold Yöntem Cosmetics Dış Tic. Ltd. Sti. and its affiliates, directors, partners, shareholders, officers, customers and employees harmless against, from and for any and all claims that may arise out of Supplier's performance of the Agreement, the Product, the representation and warranties herein contained or any breach of the Agreement by Supplier. Yöntem Cosmetics Dış Tic. Ltd. Sti. hereby agrees to indemnify, defend and hold Supplier and its affiliates, directors, partners, shareholders, officers, employees and customers harmless against, from and for any and all claims that may arise out of Yöntem Cosmetics Dış Tic. Ltd. Sti. performance of this Agreement or any breach of this Agreement by Yöntem Cosmetics Dış Tic. Ltd. Sti..

Should any claim be brought against a party, that party shall give the other notice of claim. Upon receipt of such notice, the indemnifying party must immediately defend such claim with counsel approved by the indemnified party. Further, the indemnified party has the right to control the defense to ensure that its interests are fully protected.

15. Samples:

Supplier agrees to provide 15ml samples at cost of $6.00 per sample. Samples will be used for Quality Assurance and Marketing purposes, and in no way will be sold by Yöntem Cosmetics Dıs Tic. Ltd. Sti..

16. Termination:

This agreement may be terminated upon notice by either party to the other party in the event that either party (i) materially breaches any term of this Agreement, or (ii) becomes insolvent, or

becomes the subject of any bankruptcy, composition of creditors or similar proceeding. All notification of termination must be submitted by either party in writing.

Supplier agrees to fulfill any outstanding orders that were submitted prior to termination date. Yöntem Cosmetics Dış Tic. Ltd. Sti. will be allowed to sell out of any existing product in its possession.

Both Supplier and Yöntem Cosmetics Dış Tic. Ltd. Sti. hereby acknowledge that they will have proprietary information about the other and they agree to maintain confidentiality of any and all information, particularly in relation to pricing.

17. Sell-Off Period:

Subsequent to termination of this agreement Yöntem Cosmetics Dış Tic. Ltd. Sti. and its sub-distributors, if any shall have a period of sixty (60) days to sell any existing inventory in stock or Supplier has the option to purchase at an agreed upon price.

18. Legal:

This Agreement shall be interpreted in accordance with the laws of the State of Florida. Any legal action taken by the parties shall be in the courts of Miami, Dade county Florida. Legal fees awarded to prevailing party.

19. Miscellaneous:

This Agreement may only be modified in writing signed by the party to be bound. Time is of the essence with respect to each Agreement's provision. This writing represents the entire agreement of the parties replacing and excluding any and all other discussions, agreements, understandings and the like.

20. Counterparts:

This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Such counterparts, when taken together, shall constitute but one agreement. Telecopies and facsimile copies of original signature pages shall be deemed to be originally-signed signature pages for all purposes of this Agreement.

The above is agreed to and accepted by:

__________________________ February 23, 2015

Company: REJUVEL INT'L INC

By, John Stickler, Vice President

And

__________________________ February 23, 2015

By, Yöntem Cosmetics Dış Tic. Ltd. Sti.